Filed Pursuant to Rule 424(b)(3)

Prospectus Supplement

Registration No. 333-275154

FIGURE CERTIFICATE COMPANY

SUPPLEMENT DATED JANUARY 20, 2025

TO THE PROSPECTUS DATED JULY 15, 2025

This prospectus supplement (this “Supplement”) is part of and should be read in conjunction with the prospectus of Figure Certificate Company, dated July 15, 2025 (the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus. References herein to “we”, “us”, or “our” refer to Figure Certificate Company unless the context specifically requires otherwise.

The purpose of this Supplement is to update the Prospectus with respect to certain officers of FCC. In connection with the reorganization of Figure Technology Solutions, Inc. (“Figure”), FCC’s parent company, in August 2025, and the completion of Figure’s subsequent initial public offering in September 2025, effective January 12, 2026, Michael S. Cagney resigned from his role as Chief Executive Officer of FCC and Daniel Grueter resigned from his role as Treasurer of FCC. On January 13, 2026, Michael Tannenbaum was approved as FCC’s new Chief Executive Officer and Macrina Kgil was approved as FCC’s new Treasurer.

Mr. Cagney will remain as a director and the Chair of the board of directors of FCC. Mr. Grueter will remain as Figure’s Deputy Chief Financial Officer.

The following updates to the Prospectus are effective immediately:

Information about the Company’s officers found on page 43 of the Prospectus under the section “Officers” has been revised to read as follows:

Name, address, age	Position held with FCC and length of service
Michael Tannenbaum, California St. Suite 2700, San Francisco, CA, Born 1988	CEO, since 2025
June Ou, California St. Suite 2700, San Francisco, CA, Born 1965	Corporate Secretary, since 2024
Macrina Kgil, California St. Suite 2700, San Francisco, CA, Born 1975	Treasurer, since 2025
Jason Rives, California St. Suite 2700, San Francisco, CA, Born 1976	Chief Compliance Officer, since 2024